BAY NATIONAL CORPORATION

(PROPOSED) ARTICLES OF AMENDMENT

BAY NATIONAL CORPORATION (the “Corporation”), having its principal office in Baltimore County, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

1.           The first paragraph of Article FIFTH of the Corporation’s articles of incorporation is hereby amended and restated in its entirety as follows:

FIFTH: The total authorized capital stock of the Corporation is Ninety-Six Million (96,000,000) shares, consisting of Ninety-Five Million (95,000,000) shares of common stock, with a par value of $0.01 per share, and One Million (1,000,000) shares of preferred stock, with a par value of $0.01 per share.  The aggregate par value of all authorized shares is Nine Hundred Sixty Thousand Dollars ($960,000).

2.           The foregoing amendments to the Corporation’s articles of incorporation have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation.

3.            (a)           As of immediately before the foregoing amendments to the Corporation’s articles of incorporation, the total number of shares of capital stock of all classes that the Corporation has authority to issue is Twenty-One Million (21,000,000) shares, consisting of Twenty Million (20,000,000) shares of common stock, par value of $0.01 per share, and One Million (1,000,000) shares of preferred stock, par value $0.01 per share.

(b)           As of immediately following the foregoing amendments to the Corporation’s articles of incorporation, the total number of shares of capital stock of all classes that the Corporation has authority to issue is Ninety-Six Million (96,000,000) shares, consisting of Ninety-Five Million (95,000,000) shares of common stock, par value of $0.01 per share, and One Million (1,000,000) shares of preferred stock, par value $0.01 per share.

(c)           The aggregate par value of all authorized shares having a par value is Two Hundred Ten Thousand Dollars ($210,000) as of immediately before the foregoing amendments and Nine Hundred Sixty Thousand Dollars ($960,000) as of immediately following the foregoing amendments.

4.           The shares of the Corporation’s capital stock are divided into classes, but the descriptions of each class of the Corporation’s capital stock are not changed by the foregoing amendments.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on __________, 2010.

ATTEST:	Bay National Corporation

	By:	(SEAL)
Name: David E. Borowy	Name:	Hugh W. Mohler
Title: Secretary	Title:	President and Chief Executive Officer

CERTIFICATE

The undersigned, who executed on behalf of Bay National Corporation (the “Corporation”) the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and hereby certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects, under the penalties of perjury.

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Hugh W. Mohler, President and CEO